                                                                     Exhibit 3.1

                           State of Delaware
                      Office of the Secretary of State
                     ----------------------------------


   I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "CROPKING, INCORPORATED'', FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF AUGUST, A.D. 1997, AT 9 O'CLOCK A.M.

   A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.






                                       [LOGO]        /s/ EDWARD J. REED
                                              --------------------------------
                                              Edward J. Reed, Secretary of State


                                                 AUTHENTICATION: 8651992
                                                           DATE: 09-16-97

                                 STATE OF DELAWARE

                                 SECRETARY OF STATE
                              DIVISION OF CORPORATIONS
                                    P.O. BOX 896
                                DOVER, DELAWARE 19903

                                                                     09-16-97

9069024
THOMAS T. PROUSALIS, JR.
SUITE 800
1919 PENNSYLVANIA AVE., N.W.
WASHINGTON DC 20006


                   DESCRIPTION                              AMOUNT
               ---------------------                       --------
CROPKING, INCORPORATED
2796592  0102S Incorp Delaware Stock Co.
  Incorporation Fee.............................              50.00
  Receiving/Indexing............................              25.00
  Certification Fee.............................              30.00
  Doc/Maint Fee, New Castle.....................               6.00
  Document Page Fee, New Castle.................              36.00
  Cert Page Fee, New Castle.....................               9.00

    FILING TOTAL ...............................             156.00
    TOTAL PAYMENTS .............................             116.00
    CHARGED TO ACCOUNT .........................              40.00

                       CERTIFICATE OF INCORPORATION

                                   OF

                         CROPKING, INCORPORATED


     I, the undersigned, in order to form a corporation for the purposes hereinafter stated and under and pursuant to the provisions of the General Corporation Law of the State of Delaware, certify as follows:

     FIRST:  The name of the corporation is

                         CROPKING, INCORPORATED

     SECOND: The registered office of the corporation is to be located at 1209 Orange Street, County of New Castle, Wilmington, DE 19801. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD:  The purposes of the corporation are:

     To furnish, perform and conduct services, undertakings, projects and assignments of all kinds related to or useful in connection with corporation, commercial, business, environmental, medical, bio-medical, bio-technology, hydroponics, aquaculture, engineering, telecommunications, computers, software, real estate, aviation, management, consulting, insurance, investments, mortgages, securities, mergers and acquisitions.

     To create, purchase, finance, invest in, lend to, own, control, operate, manage, engage in conduct or otherwise acquire, take any other interest in, deal with, and dispose of corporations, businesses, joint ventures, undertakings and projects of very description in the United States and any other country, and to furnish services and assistance of all kinds to and on behalf of other corporations, persons and entities, including managerial, planning, advisory, financial, investment, technical, administrative, consulting, marketing, promotional, distributive, research and reporting and reporting services on a state, national and international scale.

     The corporation shall have the power to do any and all acts and things necessary or useful to its business and purposes, and shall have the general, specific and incidental powers and privileges granted to if by statute, including, but not limited to:

     To enter into and perform contracts; to acquire and exploit patents, trademarks, rights of all kinds and related and other interests; to acquire, use, deal in and with, encumber and dispose of real and personal property without limitation, including obligations and securities; to borrow and lend money for its corporate purposes; to invest and reinvest its funds, and to take, hold and deal with real and personal property as security for the payment of funds loaned or invested or otherwise; to vary any investment or employment of capital of the corporation from time to time; to create or participate with other corporations and entities for the performance of all undertakings as partner, joint venturer, or otherwise, and to share or delegate control therewith or thereto.

     To pay pensions and establish and carry out pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive or commission plans, trusts and provisions for any or all of the directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of any stockholder for the purpose of acquiring at his death shares of its stock owned by such holder.

    To invest in, merger or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation or in which this corporation is in any way interested; to do any other act or thing for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other securities and while owner thereof to exercise all the rights, powers and privileges of ownership and any voting powers thereon; and to guarantee the indebtedness of others and the payment of dividends upon the stock the principal and/or interests of any bonds or other securities, and the performance of any contracts.

    To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes, the attainment of any of the objects, or the furtherance of any of the powers hereinbefore set forth either alone or in association with other corporations, firms, partnerships or individual; to do every other act and thing incidental or opportunent to growing out of or connected with the aforesaid business or powers to the extent permitted by the laws of Delaware under which this corporation is organized, and to do all such acts and things, conduct business, have one or more offices, and exercise its corporate powers in any and all places without limitation.

          FOURTH: 1) The total number of shares of common stock which this corporation is authorized to issue twenty-five million (25,000,000) shares $.01 par value per share.

     2) The corporation is hereby empowered to issue from time to time its authorized shares and securities, options, warrants, and other rights convertible thereinto for such lawful consideration, whether money or otherwise, as the Board of Directors shall determine. Any shares issued for which the consideration so fixed has been paid or deliver shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares to be issued.

     3) The stockholders of the corporation do not have any preemptive or prefinancial right to subscribe to or purchase unissued shares of any class of stock of the corporation whether such shares are now or hereafter authorized, or any Treasury shares to be sold by the corporation.

     Transferability of the shares of the corporation is restricted in the following manner:

     The price to be paid for the shares which shall be set forth in the written offers and notices prescribed above, shall be the fair market value thereof, or, if there is no established market value, the book value thereof (""book value'' being the appraised value of all corporate assets and liabilities as of the date of the last balance sheet), or at a price not exceeding the amount offered in writing by a bona fide offer to purchase said shares, whichever shall be higher.

     These terms shall be binding upon all stockholders of record, their heirs, executors, administrators and assigns, and shall include transfers by will, gift, intestacy, and all third parties or otherwise.

     All offers and notices, if mailed, shall be deemed to have been delivered on the day mailed postage prepaid, addressed to the shareholders of the corporation, as above, according to the books of the corporation, and the shares shall be transferable, other than to the corporation's shareholders in the manner required herein, only upon proof of the compliance herewith.

    FIFTH:  The corporation is to have perpetual existence.

    SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever, and they shall not be personally liable for the payment of the corporation's debts except as they may be liable by reason of their own conduct or acts.

    SEVENTH: The following provisions are inserted for the management of the business and the conduct of affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders;

    1) The number of directors comprising the Board of Directors of the corporation shall be such as from time to time shall be fixed by or in the manner provided in the By-Laws, but shall not be less than one. Election of directors need not be by ballot unless the By-Laws so provide.

    2) The Board of Directors shall have the power, unless and to the extent that the Board may from time to time by resolution relinquish or modify the power, without the asset or vote of the shareholders.

         a) To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount of capital of the corporation to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits, and to fix the times for the declaration and payment of dividends.

    3) The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any act or contract. Any contract or act that shall be approved or ratified by the vote of the holders of a majority of the stock represented in person or by proxy at such meeting and entitled to vote (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and its stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of a director's interest or for any other reason.

    4) No contract or transaction between this corporation and one or more of its directors or officers or between this corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest shall be void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction is fair as to the corporation or if the material facts relating thereto are disclosed to or are known by the directors or shareholders, and are approved thereby pursuant to Section 144 of Title 8 of the Delaware Code.

    5) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby enpowered to exercise all such powers and to do all such acts and things as may be exercised or done by the corporation, subject to the provisions of the statutes of

Delaware, of this certificate, and to any By-Laws from time to time made by the stockholders, and provided that no By-Laws so made shall invalidate any prior act of the board which would have been valid if such By-Law had not been made.

     EIGHTH: The corporation shall, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director.

     NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them, any court of equitable jurisdiction within the State of Delaware may, in the application in a summary way of this corporation of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of the trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of
Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors or of the stockholders or class of stockholders, as the case may be, agree to any compromise or arrangement or to any reorganization of this corporation as a consequence of such compromise or arrangement, said compromise, arrangement, or reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors or on all the stockholders or class of stockholders, as the case may be, and also on this corporation.

     TENTH: The corporation reserves the right to amend, alter, change or repeat any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     ELEVENTH: The name and address of the incorporator is:

                        Daniel Brentlinger
                        5050 Greenwich Road
                        Seville, Ohio 44273

     TWELFTH: The name and address of each person who is to serve as a director until the first annual meeting of stockholders or until his or their successors are elected and qualified shall be as follows:

                        Daniel Brentlinger
                        5050 Greenwich Road
                        Seville, Ohio 44273

     Executed on this 28 day of August, 1997.



                                             /s/ Daniel Brentlinger
                                             ----------------------------------
                                             Daniel Brentlinger
                                             Incorporator